Exhibit 23

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

Port Washington, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207394) and Form S-8 (No. 333-209693, No. 333-187353, No. 333-174834, No. 333-149586, No. 333-90929, and No. 333-110653) of Aceto Corporation and subsidiaries’ of our reports dated September 28, 2018, relating to the consolidated financial statements and schedule and the effectiveness of Aceto Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018.

/s/ BDO USA, LLP

Melville, NY

September 28, 2018